UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):
October 16, 2006
VIRBAC CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	0-24312	43-1648680
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)
3200 Meacham Boulevard
Fort Worth, Texas 76137
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (817) 831-5030
      Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events
      On October 17, 2006, in the stockholders’ derivative action styled Richard Hreniuk, et al v. Thomas L. Bell, et al, the United States District Court for the Northern District of Texas (the “Court”) issued an opinion and order denying a motion for a preliminary injunction against the tender offer by Labogroup Holding, Inc., an indirect wholly owned subsidiary of Virbac S.A. (“Labogroup”), to purchase all of the outstanding shares of Virbac Corporation common stock not already owned by Virbac S.A., Labogroup and their subsidiaries, at $5.75 per Share, net to the seller in cash (the “Offer”).
      In its ruling, the Court relied on the opinion issued on September 20, 2006 by the Delaware Court of Chancery, which found that a preliminary injunction was not warranted because plaintiffs had failed to demonstrate a reasonable probability of success on the merits. A copy of the opinion is attached to this Form 8-K as Exhibit 99.1.
      At the time the motion was filed, the offer price in the tender offer was $5.25 per share, and the opinion refers to that original price. As previously disclosed, on October 10, 2006, Virbac S.A. increased the offer price in the tender offer to $5.75 per share. The expiration date of the Offer is currently Midnight, New York City time, Tuesday, October 31, 2006. A second Supplement to the Offer to Purchase, dated October 17, 2006 and a revised letter of transmittal reflecting the increased offer price, have been mailed to Virbac Corporation stockholders.
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
      On October 16, 2006, Virbac Corporation (“Virbac” or the “Company”) issued a press release announcing that Jean Nelson, Executive Vice-President and Chief Financial Officer has tendered her resignation to pursue another opportunity. Ms. Nelson will assist Virbac through an orderly transition period and will leave her position effective November 10, 2006. The press release is attached hereto as Exhibit 99.2 and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits
      (d) Exhibits.
99.1      Order Denying Motion for Preliminary Injunction, dated October 17, 2006.
99.2      Press Release of Virbac Corporation dated October 16, 2006.

SIGNATURES
      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIRBAC CORPORATION
Date: October 19, 2006	By:	/s/ Jean M. Nelson
Jean M. Nelson
Executive Vice-President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Order Denying Motion for Preliminary Injunction, dated October 17, 2006.

99.2	Press Release of Virbac Corporation dated October 16, 2006.